Filed Pursuant to Rule 424(b)(4)

Registration No. 333-252569

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 7, 2022)

4,207,574 Shares
Common Stock

Landsea Homes Corporation

 _________________

The selling stockholder identified in this prospectus supplement is offering 4,207,574 shares of common stock of Landsea Homes Corporation. We will not receive any proceeds from the sale of the shares by the selling stockholder.

We expect to repurchase up to 800,000 of the shares of common stock being offered by the selling stockholder in the offering, at a price equal to the per share public offering price. The closing of such share repurchase will be contingent on the closing of this offering. See “Concurrent Company Repurchase of Common Stock.”

The selling stockholder has granted the underwriters an option to purchase up to 631,136 additional shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LSEA.” On August 18, 2023, the last reported sale price of our common stock was $10.51 per share.

 _________________

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement or the accompanying prospectus to read about factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 _________________

	Per Share	Total
Public Offering Price	$9.75	$41,023,847
Underwriting Discount (1)	$0.4875	$2,051,192
Proceeds to Selling Stockholder (before expenses)	$9.2625	$38,972,654

__________________________
(1) See “Underwriting” for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares to purchasers on or about  August 24, 2023 through the book-entry facilities of The Depository Trust Company.

Sole Bookrunning Manager

B. Riley Securities

Co-Managers

BTIG    Wedbush Securities

Prospectus Supplement dated  August 21, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. None of us, the selling stockholder or the underwriters has authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and the documents incorporated herein may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include, but are not limited to, statements relating to: our future financial performance; changes in the market for our products and services; mortgage and inflation rates; demand for our homes; sales pace and price; effects of home buyer cancellations; our strategic priorities; expansion plans and opportunities; anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues, including expected labor and material costs; availability of labor and materials; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; our ability to acquire land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; the outcome of legal proceedings, investigations, and claims; and the future impact of COVID-19 or other public health or other emergencies.

These forward-looking statements are based on information available as of the date of this prospectus supplement and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023, and subsequent filings with the SEC. These risk factors and those identified elsewhere in this prospectus supplement, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

●	the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;

●	our ability to develop communities successfully and in a timely manner;

●	changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;

●	our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;

●	the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;

●	our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;

●	our reliance on third-party skilled labor, suppliers and long supply chains;

●	the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and

●	the other risks and uncertainties indicated in our SEC reports or documents filed or to be filed with the SEC by us.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our shares of common stock. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus only.

This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the selling stockholder, the shares of common stock being offered hereby and other information you should consider before investing in our common stock. This prospectus does not, however, contain all of the information included in the registration statement of which this prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus supplement and the accompanying prospectus. You should read the prospectus, including the additional information described under the heading “Information Incorporated by Reference” and “Where You Can Find More Information” in the accompanying base prospectus, before investing in our common stock.

If any information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement. Terms used in this prospectus supplement that are otherwise not defined in this prospectus supplement will have the meanings given to them in the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information that is different. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

We were incorporated on June 29, 2017 as a Delaware corporation under the name “LF Capital Acquisition Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 7, 2021, Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp. or “LF Capital”) consummated the business combination pursuant to that certain Agreement and Plan of Merger dated August 31, 2020 (the “Merger Agreement”), by and among LF Capital, LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of LF Capital (“Merger Sub”), Landsea Homes Incorporated, a Delaware corporation (“LHI”), and Landsea Holdings Corporation, a Delaware corporation (“Landsea Holdings”), which provided for the merger of Merger Sub with and into LHI, with LHI continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, the registrant changed its name from LF Capital Acquisition Corp. to Landsea Homes Corporation and LHI changed its name from Landsea Homes Incorporated to Landsea Homes US Corporation. Unless the context otherwise indicates, references in this prospectus supplement to “we,” “us,” “our,” “Landsea Homes” and the “Company” are to Landsea Homes Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our consolidated financial statements and the related notes incorporated by reference herein. You should also consider the matters described under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as applicable, herein and therein.

Company Overview

Landsea Homes is a rapidly growing homebuilder focused on High Performance Homes that deliver energy efficient living in attractive geographies. Headquartered in Dallas, Texas, we primarily engage in the design, construction, marketing and sale of suburban and urban single-family detached and attached homes in California, Arizona, Florida, Texas, and Metro New York. While we offer a wide range of housing options, we primarily focus on entry-level and first-time move-up homes and believe our markets are characterized by attractive long-term housing fundamentals.

We design and build homes and communities throughout the nation that reflect spaces inspired by modern living and that feature vibrant, prime locations where the homes connect seamlessly with their surroundings and enhance the local lifestyle for living, working, and playing. Our defining principle, “Live in your element®”, creates the foundation for our customers to live where they want to live and how they want to live in a home created especially for them. Drawing on new home innovation and technology, including a partnership with a leading technology company, we are focused on sustainable, energy-efficient, and environmentally friendly building practices that result in a lighter environmental impact, lower resource consumption, and a reduced carbon footprint. The four pillars of our High Performance Homes platform are home automation, energy efficiency, sustainability, and enabling a healthy lifestyle. These pillars are reflected in such features as Wi-Fi mesh networking, smart light switches, smart door locks, smart thermostats, Wi-Fi garage door openers, LED lighting, premium air purifiers, and upgraded insulation. Our efficient home designs help reduce lumber, concrete, and building material waste on our job sites. We are committed to achieving among the highest standards in design, quality, and customer satisfaction and are a leader among our peers on several key operating and homebuilding metrics.

Our communities are positioned in attractive markets like Arizona, California, Florida, and Texas. These markets are characterized by conditions including high in-migration, low new home supply levels, and high levels of employment. We are also prudently evaluating opportunities in new regional markets in which there is high demand and favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. One example of a recent entry is Austin, Texas, where we now have four communities.

Landsea Homes has been recognized locally and nationally for architecture, interior design, website, digital sales resources and more including winning the 2022 Builder of the Year award by BUILDER magazine. Landsea Homes is in the top ratings of similar sized homebuilders nationally for positive customer experience in Eliant Homebuyers’ survey.

While we have construction expertise across a wide array of product offerings, as noted above, we are focused on entry-level and first-time move-up homes. As of June 30, 2023, 86% of our lots owned and controlled were entry-level homes. We believe our high concentration in entry-level homes helps position us to meet changing market conditions and to optimize returns while strategically reducing portfolio risk. In addition, our attached and higher density products in certain markets enables us to keep our entry-level price point “attainable” and within reach of more new homebuyers. We believe that bringing attainable housing product helps to offset rising land and home costs and support our expansion into densely populated markets. For example, in California, we offer new attached and single family detached homes in attractive areas of the South, East and North San Francisco Bay area, where we have delivered 1,100 homes. We have also delivered 1,574 of these homes in Orange and San Bernardino counties in Southern California.

Landsea Homes’ revenue has grown rapidly from approximately $29 million in 2017 to over $1.4 billion in 2022. As of June 30, 2023, Landsea Homes owned or controlled 11,008 lots, of which 5,988 lots were under land option contracts or purchase contracts and 5,020 lots were owned. We believe that this represents approximately 3 to 4 years of supply under our current growth plan. We seek to invest in land inventory that we can efficiently develop over a 24-to-36-month horizon in order to maximize our returns on capital and minimize our exposure to market risk. We continue to evaluate new communities and to develop an attractive pipeline of land acquisition opportunities. Set forth below is summary quarterly information regarding certain of our key operating metrics:

THE OFFERING

Common stock offered by the selling stockholder	4,207,574 shares (or 4,838,710 shares if the underwriters exercise in full their option to purchase additional shares from the selling stockholder)

Option to purchase additional shares of common stock	The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to 631,136 additional shares of common stock.

Concurrent Company share repurchase	We expect to repurchase up to 800,000 of the shares of common stock being offered by the selling stockholder in the offering, at a price equal to the per share public offering price. The closing of such share repurchase will be contingent on the closing of this offering. See “Concurrent Company Repurchase of Common Stock.”

Common stock outstanding before this offering and the concurrent share repurchase	38,593,314 shares

Common stock to be outstanding immediately after this offering and the concurrent share repurchase	37,793,314 shares

Use of proceeds	The selling stockholder will receive all of the proceeds from this offering. We are not selling any shares of common stock under this prospectus supplement and will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-12 of this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“LSEA”

The number of shares of common stock outstanding before this offering and the concurrent share repurchase, and to be outstanding after this offering and the concurrent share repurchase is based on 38,593,314 shares of common stock outstanding as of August 16, 2023, which excludes:

●	1,552,500 shares of common stock issuable upon the exercise of 15,525,000 warrants to acquire common stock at an exercise price of $1.15 for one-tenth of a share of common stock ($11.50 per share), which were issued in our initial public offering; and

●	2,199,833 shares of common stock reserved for issuance under the Landsea Homes Corporation 2020 Stock Incentive Plan that may be issued upon exercise or vesting of existing awards or subject to future grants under the plan.

The number of shares of common stock to be outstanding after this offering and the concurrent share repurchase assumes we will repurchase 800,000 shares of common stock from the selling stockholder in this offering and that such shares will be held in treasury. Shares held in treasury are considered to be issued, but not outstanding for accounting purposes.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary financial and other information at December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 is derived from our audited consolidated financial statements incorporated by reference in this prospectus. The information set forth below also includes certain limited financial information at December 31, 2020 and 2019 and for the year ended December 31, 2019 that is derived from our audited consolidated financial statements that are not included or incorporated by reference in this prospectus. The following summary financial and other information at June 30, 2023 and for the six months ended June 30, 2023 and 2022 is derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The information set forth below also includes certain limited financial information for each of the fiscal quarters included in the years ended December 31, 2022 and 2021 that is derived from our unaudited condensed consolidated financial statements that are not included or incorporated by reference in this prospectus. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year and historical results are not indicative of the results to be expected in the future. The following summary financial and other information represent portions of our consolidated financial statements and is not complete and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements incorporated by reference in this prospectus.

We include financial measures calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, net debt to total capital, and adjusted net income. These non-GAAP financial measures are presented to provide investors additional insights to facilitate the analysis of our results of operations. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of non-GAAP financial measures other companies may use with the same or similar names. This limits, to some extent, the usefulness of this information for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. This information should only be used to evaluate our financial results in conjunction with the corresponding GAAP information. Accordingly, we qualify our use of non-GAAP financial measures whenever non-GAAP financial measures are presented.

	Six Months Ended June 30,		Year Ended December 31,
Statement of operations data:	2023	2022	2022	2021	2020
	(dollars in thousands, except per share amounts)
Revenue(1)
Home sales	$532,137	$648,773	$1,392,750	$936,400	$734,608
Lot sales and other	2,847	36,133	53,699	86,904	—
Total revenue	534,984	684,906	1,446,449	1,023,304	734,608

Cost of sales
Home sales	437,889	511,858	1,108,204	772,575	636,324
Inventory impairments	—	—	—	—	3,413
Lot sales and other	2,461	29,809	51,321	68,131	—
Total cost of sales	440,350	541,667	1,159,525	840,706	639,737

Gross margin(1)
Home sales	94,248	136,915	284,546	163,825	94,871
Lot sales and other	386	6,324	2,378	18,773	—
Total gross margin	94,634	143,239	286,924	182,598	94,871

Sales and marketing expenses	34,742	43,303	89,305	52,840	48,100
General and administrative expenses	48,760	49,623	89,325	70,266	42,598
Total operating expenses	83,502	92,926	178,630	123,106	90,698

Income from operations	11,132	50,313	108,294	59,492	4,173

Other (expense) income, net	2,114	(1,644)	(63)	3,886	80
Equity in net income (loss) of unconsolidated joint ventures	—	—	149	1,262	(16,418)
(Loss) gain on remeasurement of warrant liability	—	(7,315)	(7,315)	2,090	—
Pretax income (loss)	13,246	41,354	101,065	66,730	(12,165)

Provision (benefit) for income taxes	3,257	13,439	25,400	13,995	(3,081)

Net income (loss)	9.989	27,915	75,665	52,735	(9,084)
Net income (loss) attributable to noncontrolling interests	1,824	(85)	2,114	(51)	(133)
Net income (loss) attributable to Landsea Homes Corporation	$8,165	$28,000	$73,551	$52,786	$(8,951)

Earnings (loss) per share:
Basic	$0.20	$0.62	$1.71	$1.14	$(0.27)
Diluted	$0.20	$0.62	$1.70	$1.14	$(0.27)

Weighted average shares outstanding:
Basic	39,944,549	44,208,307	42,052,696	45,198,722	32,557,303
Diluted	40,059,731	44,383,407	42,199,462	45,250,718	32,557,303

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021	2020
Net cash flows provided by (used in):	(dollars in thousands)
Operating activities	$(11,414)	$(47,956)	$15,995	$33,400	$13,609
Investing activities	(3,571)	(261,377)	(263,618)	(25,579)	(125,126)
Financing activities	(34,463)	65,761	28,004	225,384	65,187

	June 30,	December 31,
	2023	2022	2021
Balance sheet and other financial data	(dollars in thousands)
Cash and cash equivalents	$74,186	$123,634	$342,810
Real estate inventories	1,125,109	1,093,369	844,792
Total assets	1,406,571	1,440,496	1,265,514
Notes and other debts payable, net	482,736	505,422	461,117
Total equity	711,606	710,319	621,397
Net debt(2)	406,646	364,687	113,785
Ratio of debt to capital	40.4%	41.6%	42.6%
Ratio of net debt to total capital(2)	34.0%	30.0%	10.5%

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021	2020
Other financial data		(dollars in thousands)
EBITDA(3)	$27,675	$65,613	$147,112	$106,931	$30,518
Adjusted EBITDA(3)	43,351	107,040	207,999	117,947	64,961
Adjusted net income attributable to Landsea Homes(4)	20,075	64,272	123,306	66,790	27,982

(1)	In 2020 and 2019, revenue was $735 million and $631 million, respectively, and gross margin was $95 and $99 million, respectively.

(2)	The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. Prior to the fourth quarter of 2022, we presented the non-GAAP ratio of net debt to net capital computed as the quotient obtained by dividing net debt by net capital (sum of net debt plus total equity). During the fourth quarter of 2022, we began presenting the non-GAAP ratio of net debt to total capital, which is consistent with the ratio presented by our peers. All periods presented reflect the current methodology, including those prior to the fourth quarter of 2022. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

		December 31,
	June 30, 2023	2022	2021	2020	2019
	(dollars in thousands)
Total notes and other debts payable, net	$482,736	$505,422	$461,117	$264,809	$189,964
Total equity	711,606	710,319	621,397	529,486	583,370
Total capital	$1,194,342	$1,215,741	$1,082,514	$794,295	$773,334
Ratio of debt to capital	40.4%	41.6%	42.6%	33.3%	24.6%

Total notes and other debts payable, net	$482,736	$505,422	$461,117	$264,809	$189,964
Less: cash, cash equivalents and restricted cash	74,186	123,634	343,253	110,048	156,378
Less: cash held in escrow	1,904	17,101	4,079	11,618	8,836
Net debt	406,646	364,687	113,785	143,143	24,750

Total capital	$1,194,342	$1,215,741	$1,082,514	$794,295	$773,334
Ratio of net debt to total capital	34.0%	30.0%	10.5%	18.0%	3.2%

(3)	Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) write-off of deferred offering costs, (ix) abandoned project costs, (x) the impact of income or loss allocations from our unconsolidated joint ventures, (xi) loss on remeasurement of warrant liability and (xii) imputed interest in cost of sales. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021	2020	2019
	(dollars in thousands)
Net income (loss)	$9,989	$27,915	$75,665	$52,735	$(9,084)	$22,391
Provision (benefit) for income taxes	3,257	13,439	25,400	13,995	(3,081)	6,159
Interest in cost of sales	11,872	21,126	40,428	33,509	37,926	40,393
Interest relieved to equity in net income of unconsolidated joint ventures	—	70	70	1,267	1,162	1,934
Interest expense	—	—	—	32	15	—
Depreciation and amortization expense	2,557	3,063	5,549	5,393	3,580	2,960
EBITDA	27,675	65,613	147,112	106,391	30,518	73,837
Inventory impairments	4,700	—	—	—	3,413	—
Purchase price accounting for acquired inventory	10,195	30,550	50,412	14,588	15,519	2,874
Transaction costs	33	1,205	883	5,313	1,031	1,220
Write-off of offering costs	436	—	—	—	—	—
Abandoned project costs	312	—	—	—	—	—
Equity in net income (loss) of unconsolidated joint ventures, excluding interest relieved	—	(139)	(219)	(2,529)	15,256	5,967
Loss (gain) on debt extinguishment or forgiveness	—	2,496	2,496	(4,266)	—	—
Loss (gain) on remeasurement of warrant	—				—	—
liability	—	7,315	7,315	(2,090)	—	—
Imputed interest in cost of sales	—	—	—	—	(776)	(10,024)
Adjusted EBITDA	$43,351	$107,040	$207,999	$117,947	$64,961	$73,874

(4)	Adjusted Net Income attributable to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income attributable to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, Merger related transaction costs, loss (gain) on debt extinguishment or forgiveness, and loss on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021	2020
	(dollars in thousands, except per share information)
Net income attributable to Landsea Home Corporation	$8,165	$28,000	$73,551	$52,786	$(8,951)

Inventory impairments	4,700	—	—	—	3,413
Previously capitalized related party interest included in cost of sales	1,263	3,117	5,130	11,670	14,110
Equity in net (income) loss of unconsolidated joint ventures	—	(69)	(149)	(1,262)	16,418
Purchase price accounting for acquired inventory	10,195	30,550	50,412	14,588	15,519
Merger related transaction costs	—	—	—	2,656	—
Loss (gain) on debt extinguishment forgiveness	—	2,496	2,496	(4,266)	—
Loss (gain) on remeasurement of warrant liability	—	7,315	7,315	(2,090)	—
Total adjustments	16,158	43,409	65,204	21,296	49,460
Tax-effected adjustments (a)	11,910	36,272	49,755	14,004	36,933
Adjusted net income attributable to Landsea Homes Corporation	$20,075	$64,272	$123,306	$66,790	$27,982
Adjusted earnings per share
Basic	$0.50	$1.42	$2.86	$1.45	$0.86
Diluted	$0.50	$1.42	$2.85	$1.44	$0.86

(a)       Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Set forth below is certain financial information regarding the book value of a share of our common stock as of the end of the periods presented, which is calculated as total stockholders’ equity divided by total shares outstanding:

Our tangible book value per share, which represents total stockholders’ equity minus goodwill divided by total shares outstanding, was $15.02 as of June 30, 2023.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the risks, uncertainties and other factors described in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in the other documents which are incorporated by reference into this prospectus. If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information” in the accompanying base prospectus. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying base prospectus. However, the risks and uncertainties described in this prospectus supplement, the accompanying base prospectus or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to the Offering

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to those of existing stockholders. The price per share at which we sell shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

        The trading price of our common stock may be volatile and may be adversely affected due to a number of factors, most of which we cannot control, including:

●	changes in general conditions in the economy, geopolitical events or the financial markets;

●	variations in our operating results;

●	changes in financial estimates by securities analysts;

●	our share repurchase or dividend policies;

●	other developments affecting us, our industry, customers or competitors;

●	changes in demand for our products or services, or the prices we charge due to changes in economic conditions, competition or other factors;

●	general economic conditions in the markets where we operate;

●	the cyclical nature of our businesses;

●	acquisitions or divestitures and related costs;

●	labor shortages, work stoppages or other labor difficulties;

●	possible unrecorded liabilities of acquired companies;

●	possible write-offs or exceptional charges due to changes in applicable accounting standards, goodwill impairment, or divestiture or impairment of assets;

●	the operating and stock price performance of companies that investors deem comparable to us;

●	the number of shares available for resale in the public markets under applicable securities laws; and

●	the composition of our shareholder base.

CONCURRENT COMPANY REPURCHASE OF COMMON STOCK

In connection with this offering, we expect to repurchase up to 800,000 of the shares of common stock being offered by the selling stockholder in the offering, at a price equal to the per share public offering price. The shares of our common stock that we repurchase in the concurrent share repurchase will be held in treasury.

The closing of such share repurchase will be contingent on the closing of this offering. Our participation in this offering and the concurrent share repurchase were approved by the Audit Committee of our Board of Directors. We expect to fund the repurchase from cash on hand.

The description of, and the other information in this prospectus supplement regarding, the concurrent share repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the concurrent share repurchase.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock in this offering. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

The selling stockholder has agreed to pay all fees of the Company, to indemnify us for losses related to this offering and to reimburse the underwriters for certain of their expenses relating to this offering in an amount up to $350,000.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering and the concurrent share repurchase, the number of shares that may be offered under this prospectus supplement by the selling stockholder, inclusive of the shares we may repurchase in the offering, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, with and without exercise of the underwriters’ option to purchase 631,136 additional shares, in each case based on 38,593,314 shares of common stock outstanding as of August 16, 2023 and assuming that the shares offered hereunder are sold as contemplated herein.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Shares of common stock subject to warrants and other convertible securities that are exercisable or exercisable within 60 days of the date of this prospectus supplement are considered outstanding and beneficially owned by the selling stockholder for the purpose of computing the percentage ownership of the selling stockholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

				Beneficial Ownership After the Offering and Concurrent Share Repurchase
	Beneficial Ownership Before the Offering and Concurrent Share Repurchase		Shares to be Sold in the Offering	No Exercise of Option to Purchase Additional Shares		Full Exercise of Option to Purchase Additional Shares
	Shares	Percent	Offering	Shares	Percent(1)	Shares	Percent(1)
Green Investment Alpha Limited(2)	4,838,710	12.5%	4,207,574	631,136	1.7%	0	0%

(1)	Assumes that we repurchase 800,000 shares in this offering and that the repurchased shares will be held in treasury. Shares held in treasury are considered to be issued, but not outstanding for accounting purposes.

(2)	Green Investment Alpha Limited (“Green Investment Alpha”) is the record holder of these shares of our Common Stock. Green Investment Alpha is 100% owned directly by Heng Yang Holdings Development Limited, a British Virgin Islands company (“Heng Yang”). Yongjian Zuo owns 100% of the issued and outstanding shares of Heng Yang and is, therefore, the sole shareholder of Heng Yang. As a result, each of Heng Yang and Mr. Zuo may be deemed to be a beneficial owner of any shares deemed to be beneficially owned by Green Investment Alpha. Heng Yang and Mr. Zuo disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for Green Investment Alpha, Heng Yang and Mr. Zuo is Rooms 1007-1012, 10/F, K. Wah Centre, 191 Java Road, North Point, Hong Kong

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement to be entered into among the underwriters, the selling stockholder and us, the underwriters named below, for whom B. Riley Securities, Inc. is acting as representative, have agreed to purchase from the selling stockholder the following number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares of Common Stock
B. Riley Securities, Inc.	3,155,680
BTIG, LLC	525,947
Wedbush Securities Inc.	525,947
Total	4,207,574

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement if any of these shares are purchased.

Commissions and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder and the proceeds the selling stockholder will receive before expenses. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$9.75	$41,023,847	$47,177,423
Underwriting discount	$0.4875	$2,051,192	$2,358,871
Proceeds, before expenses, to the selling stockholder	$9.2625	$38,972,654	$44,818,551

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $0.2925 per share of common stock from the public offering price.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $325,000. The selling stockholder will pay all fees and expenses of the Company and the selling stockholder in connection with this offering, including the legal and accounting fees for the Company and the selling stockholder and has agreed to indemnify us for losses related to this offering. The selling stockholder has also agreed to reimburse the underwriters for certain of their expenses relating to this offering in an amount up to $350,000.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 631,136 additional shares of our common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

Lock-Up Agreements

We and our executive officers and directors, the selling stockholder and certain of its affiliates and Landsea Holdings have agreed, subject to limited exceptions and other than the shares to be sold by the selling stockholder in this offering, for a period of 90 days, after the date of this prospectus supplement, without the prior written consent of the underwriters, not to:

●	offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for, or any rights to purchase or otherwise acquire our common stock either owned as of the date of the underwriting agreement or thereafter acquired;

●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock;

●	file or cause to be filed a registration statement, including any amendments, with respect to the registration under the Securities Act for the offer and sale by us of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other of our securities; or

●	publicly disclose the intention to do any of the foregoing.

B. Riley Securities, Inc. may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Indemnification

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no shares have been offered or will be offered to the public in the UK prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

●	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

●	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the shares and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

o	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

o	where no consideration is or will be given for the transfer;

o	where the transfer is by operation of law; or

o	as specified in Section 276(7) of the SFA.

 In connection with Section 309B of the SFA and the Capital Markets Products (the “CMP”) Regulations 2018, the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Finance Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

 This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of our common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in subsection 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule 1 of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase Securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the selling stockholder by Squire Patton Boggs (US) LLP. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the underwriters by Morrison & Foerster LLP.

EXPERTS

The financial statements of Landsea Homes Corporation as of and for the year ended December 31, 2022, incorporated by reference in this prospectus supplement, and the effectiveness of Landsea Homes Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements as of December 31, 2021 and for each of the two years in the period ended December 31, 2021 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Landsea Homes Corporation

42,758,692 Shares of Common Stock
5,500,000 Warrants to Purchase Common Stock

This prospectus relates to: (1) the issuance by us of up to 7,052,500 shares of our common stock, par value $0.0001 per share (“Common Stock”), that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the warrants initially issued to Level Field Capital, LLC, a Delaware limited liability company (the “Sponsor”), and certain funds and accounts managed by subsidiaries of BlackRock, Inc. simultaneously with the Company’s initial public offering pursuant to a private placement (the “Private Placement Warrants”); and (2) the offer and sale, from time to time, by the selling securityholders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 41,206,192 shares of Common Stock (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and (ii) up to 5,500,000 Private Placement Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Common Stock or warrants by the Selling Holders pursuant to this prospectus or of the shares of Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with certain sales of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock and public warrants are traded on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “LSEA” and “LSEAW,” respectively. On March 28, 2022, the closing price of our Common Stock was $8.95 per share and the closing price of our warrants was $0.25 per warrant.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the closing of this offering.

Investing in our Common Stock and warrants involves risks. You should carefully consider the risks described in “Risk Factors” on page 9 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution”. We may use the shelf registration statement to issue up to an aggregate of 7,052,500 shares of Common Stock upon exercise of the public warrants and the Private Placement Warrants. The Selling Holders may use the shelf registration statement to sell up to 5,500,000 Private Placement Warrants and 41,206,192 shares of our Common Stock (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectuses we have prepared or authorized as well as the information incorporated in this prospectus or any accompanying prospectus supplement by reference. See “Incorporation by Reference.” You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus we have prepared or authorized or any subsequent material incorporated herein or therein by reference. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared or authorized. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus we have prepared or authorized. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or any documents we incorporate herein or therein by reference or in any free writing prospectus is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Holders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless the context otherwise requires, references to “the Company,” “we,” “us” and “our” refer to Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp.) and its consolidated subsidiaries following the Business Combination (as defined below), and LF Capital Acquisition Corp for periods prior to the Business Combination.

INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important business and financial information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 29, 2022 (the “Annual Report”);

●	the description of our securities filed as an exhibit to the Annual Report; and

●	our Current Reports on Form 8-K and any amendments thereto on Form 8-K/A, as applicable, filed with the SEC on January 20, 2022 and March 29, 2022.

In addition, we are incorporating by reference exhibits 99.1 and 99.2 to Amendment No. 1 to the Company’s Current Report on Form 8-K/A filed with the SEC on July 14, 2021, which include the audited consolidated financial statements and unaudited condensed financial statements of Vintage Estate Homes, LLC for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions deemed to have been “furnished” and not filed with the SEC, including those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information), including all filings filed after the date hereof and prior to the completion of the offering of all securities under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the Common Stock and warrants to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. In addition, we are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC.

You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and amendments or supplements to those reports and statements, filed with the SEC, free of charge at our website at www.landseahomes.com or by means of the SEC’s website at www.sec.gov. The information found on, or that can be accessed from or that is hyperlinked to, our website or the SEC’s website is not part of this prospectus and you should not rely on that information when making a decision to invest in our Common Stock.

Any statement made in this prospectus and any prospectus supplement, periodic and current reports, proxy statements and other information filed or furnished with the SEC concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to such filing or furnishing, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing, calling or emailing us at the contact information set forth below. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, we take no responsibility for any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Landsea Homes Corporation
Investor Relations
660 Newport Center Drive, Suite 300
Newport Beach, CA 92660
(949) 345-8080

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or the documents incorporated herein by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	the future financial performance of the Company;

●	changes in the market for the Company’s products and services; and

●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this prospectus or the document incorporated herein by reference and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those express or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described “Risk Factors” in this prospectus, in any prospectus supplement and any document incorporated herein or therein by reference, as well as:

●	The homebuilding industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on the Company;

●	If the Company is not able to develop communities successfully and in a timely manner, its revenues, financial condition and results of operations may be adversely impacted;

●	Any geographic concentration could materially and adversely affect the Company if the homebuilding industry in its current markets should experience a decline;

●	Because homes are relatively illiquid, the Company’s ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and it may be forced to hold non-income producing properties for extended periods of time;

●	The Company relies on third-party suppliers and long supply chains, and if it fails to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in the supply chains, the Company’s ability to timely and efficiently access raw materials that meet its standards for quality could be adversely affected; and

●	The long-term sustainability and growth in the number of homes Landsea would deliver depends in part upon its ability to acquire developed lots ready for residential homebuilding on reasonable terms.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the section entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and the documents and other information we have incorporated by reference in this prospectus, including our consolidated financial statements and related notes incorporated by reference in this prospectus.

The Company

We are a rapidly growing homebuilder focused on providing High Performance Homes that deliver energy efficient living in highly attractive geographies. Headquartered in Newport Beach, California, we primarily engage in the design, construction, marketing and sale of suburban and urban single-family detached and attached homes in California, Arizona, Florida, Texas and Metro New York. While we offer a wide range of housing options, we primarily focus on entry-level and first-time move-up homes and believe our markets are characterized by attractive long-term housing fundamentals.

Corporate Information

We were incorporated on June 29, 2017 as a Delaware corporation under the name “LF Capital Acquisition Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 7, 2021, Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp. or “LF Capital”) consummated the business combination pursuant to that certain Agreement and Plan of Merger dated August 31, 2020 (the “Merger Agreement”), by and among LF Capital, LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), Landsea Homes Incorporated, a Delaware corporation (“Landsea”), and Landsea Holdings Corporation, a Delaware corporation (“Landsea Holdings”), which provided for the merger of Merger Sub with and into Landsea, with Landsea continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, the registrant changed its name from LF Capital Acquisition Corp. to Landsea Homes Corporation and Landsea changed its name from Landsea Homes Incorporated to Landsea Homes US Corporation. Our principal executive offices are located at 660 Newport Center Drive, Suite 300, Newport Beach, California 92660, and our telephone number is (949) 345-8080. Our website is www.landseahomes.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. We will cease to be an emerging growth company on the date that is the earliest of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (2) December 31, 2026, the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering, (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years, or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different than the information you receive from other public companies in which you hold stock.

The Offering

We are registering the issuance by us of up to 7,052,500 shares of our Common Stock that may be issued upon exercise of warrants to purchase Common Stock, including the public warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 41,206,192 shares of Common Stock (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and (ii) 5,500,000 Private Placement Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information described under “Risk Factors” on page 9 of this prospectus. Our Common Stock and public warrants are traded on Nasdaq under the symbols “LSEA” and “LSEAW,” respectively.

Issuance of Common Stock

The following information is as of March 28, 2022 and does not give effect to issuances of our Common Stock or warrants after such date, or the exercise of warrants after such date.

Shares of our Common Stock to be issued upon exercise of all outstanding public warrants and Private Placement Warrants	7,052,500
Shares of our Common Stock outstanding	46,485,156
Use of proceeds	We will receive up to an aggregate of approximately $81,103,750 from the issuance of the 7,052,500 shares of Common Stock registered hereunder in connection with the exercise of all public warrants and Private Placement Warrants, assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus or a document incorporated herein or therein by reference, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Holders	41,206,192 shares (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants)
Warrants offered by the Selling Holders	5,500,000 Private Placement Warrants
Warrant Exercise Price	$11.50 per share, subject to adjustment as described herein
Warrant Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities—Warrants” and “Risk Factors” for further discussion.
Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock and warrants to be offered by the Selling Holders. The Selling Holders will receive all proceeds from the resale of these shares of Common Stock and warrants. See “Use of Proceeds.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to the Annual Report and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus, before acquiring any of such securities. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. For more information, see “Information Incorporated by Reference” and “Where You Can Find More Information.”

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $81,103,750 from the issuance of up to the 7,052,500 shares of Common Stock registered hereunder in connection with the exercise of all public warrants and Private Placement Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Subject to limited exceptions, the Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of our securities, including certain provisions of Delaware law and the material provisions of the Second Amended and Restated Certificate of Incorporation of the Company (the “Second Amended and Restated Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Company (the “Second Amended and Restated Bylaws”). This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the Second Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws and the Warrant Agreement, dated as of June 19, 2018, by and between the Company and Continental Stock Transfer & Trust Company pursuant to which the public warrants and Private Placement Warrants were issued, as amended by the First Amendment to the Warrant Agreement, dated January 7, 2021 (as amended, the “Warrant Agreement”). You should refer to our Second Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws and the Warrant Agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as applicable.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. As of March 28, 2022, our issued and outstanding share capital consisted of: (i) 46,485,156 shares of Common Stock and (ii) no shares of preferred stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Second Amended and Restated Certificate of Incorporation.

Preemptive or Other Rights

The Second Amended and Restated Certificate of Incorporation does not provide for any preemptive, subscription or conversion rights, or other similar rights, including any redemption or sinking fund provisions. There is no liability for further calls or assessments by the Company.

Election of Directors

Under the Second Amended and Restated Certificate of Incorporation, directors are elected annually by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors (the “Board”) is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date hereof.

Warrants

As of March 28, 2022, there were 15,525,000 public warrants and 5,500,000 Private Placement Warrants outstanding.

Public Warrants

Pursuant to the Warrant Amendment, each of our outstanding public warrants entitle the holder thereof to purchase one-tenth of one share of our Common Stock at an exercise price of $1.15 per one-tenth share ($11.50 per whole share of Common Stock). A public warrant holder may not exercise its warrants for fractional shares of Common Stock and therefore only ten warrants (or a number of warrants evenly divisible by ten) may be exercised at any given time by the public warrant holder. The warrants will expire January 7, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant is exercisable, and we are not obligated to issue shares of Common Stock upon exercise of a warrant, unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire worthless.

The registration statement of which this prospectus is a part provides for the registration under the Securities Act, of the shares of Common Stock issuable upon exercise of the public warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders; and

●	if and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied, and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, Level Field Capital, LLC, a Delaware limited liability company (the “Sponsor”), and its permitted transferees would still be entitled to exercise their warrants received simultaneously with the Company’s initial public offering (the “Private Placement Warrants”) for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants and the Common Stock issuable upon exercise of the Private Placement Warrants are transferable, assignable and salable, but they will not be redeemable by us so long as they are held by Landsea Holdings, the Sponsor or permitted transferees. Each warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Other than the foregoing, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants, including as to exercisability and exercise period. If the Private Placement Warrants are held by holders other than Landsea Holdings, the Sponsor or permitted transferees, the Private Placement Warrants are redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws

Provisions of the DGCL and our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our Common Stock.

Business Combinations with Interested Stockholders

Our Second Amended and Restated Certificate of Incorporation provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, our Second Amended and Restated Certificate of Incorporation contains provisions that have a similar effect to Section 203, except that they provide that Landsea Holdings, affiliates of Landsea Holdings and their respective successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” so long as any such party continuously owns 15% or more of the outstanding voting stock of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Second Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders (a) may be called at any time by the Board or the Chairman of the Board; and (b) shall be called by the Chairman of the Board or the Secretary of the Company upon the written request or requests of one or more persons who beneficially own shares representing at least 25% of the voting power of the stock outstanding and entitled to vote on the matter or matters proposed to be brought before the special meeting and who comply with such procedures for calling a special meeting of stockholders as may be set forth in the Second Amended and Restated Bylaws. Our Second Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Our Second Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our Second Amended and Restated Bylaws allow the Board or the chairman of a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting for Amendments to Our Governing Documents

Any amendment to our Second Amended and Restated Certificate of Incorporation requires the affirmative vote of at least 70% of the voting power of the stock outstanding and entitled to vote thereon. Our Second Amended and Restated Certificate of Incorporation provides that the Board is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the affirmative vote of the holders at least 70% of the voting power of the stock outstanding and entitled to vote thereon.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Removal of Directors; Vacancies

Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Certificate of Bylaws provide that directors may be removed with or without cause from office at any time, by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon. In addition, our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Certificate of Bylaws provide that any newly created directorships and any vacancies on the Board will be filled only by the affirmative vote of the majority of remaining directors. Therefore, while stockholders meeting the applicable requirements may call a special meeting for the purpose of removing directors, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated bylaws preclude stockholder action by written consent once the Company is no longer controlled by Landsea Holdings.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of officers and directors for monetary damages for actions taken as an officer or a director, as the case may be. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws also provide that we must indemnify and advance reasonable expenses to our officers and directors to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our officers and directors as well as certain employees for certain liabilities.

The limitation of liability and indemnification provisions in our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Company and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the Nasdaq Stock Market require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, the Board has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

In recognition that Landsea Holdings and its affiliates may engage in the same or similar activities or related lines of business that we do or other business activities that overlap or compete with our business, our Second Amended and Restated Certificate of Incorporation provides for the allocation of certain corporate opportunities between us and Landsea Holdings. Specifically, Landsea Holdings and its affiliates will not compete with the Company in the “domestic homebuilding business,” as such term is defined therein, so long as it, together with its affiliates, controls more than 10% of the Company or has a representative serving on the Board.

Forum Selection Clause

Our Second Amended and Restated Certificate of Incorporation provides that, unless we select or consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have or declines to accept jurisdiction, another state court or a federal court located within the State of Delaware) for any complaint asserting claims, including any derivative action or proceeding brought on our behalf, based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, any action as to which the DGCL confers jurisdiction upon the Court of Chancery, or any other action asserting a claim that is governed by the internal affairs doctrine as interpreted by Delaware state courts.

In addition, our Second Amended and Restated Certificate of Incorporation provides that the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States, but the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Stockholder’s Agreement

On the closing of the Business Combination, the Company and Landsea Holdings entered into that certain Stockholder’s Agreement, whereby, among other things, the parties agreed (i) to certain board composition and nomination requirements, including rights to nominate directors in accordance with defined ownership thresholds, establish certain committees and their respective duties and allow for the compensation of directors, (ii) to provide Landsea Holdings with certain inspection and visitation rights, access to Company management, auditors and financial information, (iii) to provide Landsea Holdings with veto rights with respect to certain actions of the Company, (iv) not to, to the extent permitted by applicable law, share confidential information related to the Company, (v) to waive their right to jury trial and choose Delaware as the choice of law, and (vi) to vote their Common Stock in furtherance of the aforementioned rights, in each case on terms and subject to the conditions set forth therein. In addition, Landsea Holdings also agreed not to compete with the Company in the “domestic homebuilding business,” as such term is defined therein, so long as it, together with its affiliates, controls more than 10% of the Company or has a representative serving on the Board.

On December 21, 2021, the Company entered into Amendment No. 1 to the Stockholder’s Agreement with Landsea Holdings to amend the terms of the Stockholder’s Agreement (the “Amendment”), to provide that the size of the Board be increased from nine (9) to eleven (11) directors, and to increase the number of directors designated by Landsea Holdings by one (1) director for so long as the Combined Ownership Percentage (as defined in the Stockholder’s Agreement) is greater than 39%.

Registration Rights

Under the Warrant Agreement, the Company has agreed to register shares of Common Stock underlying its warrants. Holders of our Private Placement Warrants and their permitted transferees can demand that we register the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants.

Pursuant to that certain Registration Rights Agreement (the “Demand Registration Rights Agreement”), by and between the Company, dated June 19, 2018, those persons holding Founder Shares (as defined in the Demand Registration Rights Agreement) (the “LF Capital Restricted Stockholders”) and their permitted transferees can demand that we register the shares of Common Stock into which Founder Shares automatically converted at the time of the consummation of the Business Combination. The LF Capital Restricted Stockholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the LF Capital Restricted Stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Company also provided Landsea Holdings, pursuant to the Merger Agreement, and certain investors, pursuant to those certain Forward Purchase and Subscription Agreements entered into by certain investors, the Company and the Sponsor, on August 31, 2020, in connection with the Merger Agreement, with certain customary registration rights.

Listing of Securities

Our Common Stock and public warrants are listed on Nasdaq under the symbols “LSEA,” and “LSEAW,” respectively.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 41,206,192 shares of Common Stock (including up to 5,500,000 shares of our Common Stock issuable by us upon exercise of the Private Placement Warrants); and (ii) up to 5,500,000 Private Placement Warrants.

The Selling Holders may from time to time offer and sell any or all of the shares of Common Stock and warrants forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Common Stock and/or warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 46,485,156 shares of Common Stock and 21,025,000 warrants outstanding, in each case as of March 28, 2022.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each Selling Holder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the Selling Holder. Shares of Common Stock subject to options, warrants and other convertible securities that are exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options, warrants or other security for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Therefore, in calculating percentages of shares of Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s warrants.

The percentage of beneficial ownership is based on 46,485,156 shares of Common Stock issued and outstanding as of March 28, 2022. We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Common Stock or warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Landsea Homes Corporation, 660 Newport Center Drive, Suite 300, Newport Beach, CA 92660.

Shares of Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%
Landsea Holdings Corporation (2)	35,078,265	75.46%	35,078,265	75.46%	0	0%
Level Field Capital, LLC (3)	5,027,435	10.82%	5,027,435	10.82%	0	0%
BlackRock, Inc. (4)	743,400	1.60%	743,400	1.60%	0	0%
MMF LT, LLC (5)	299,959	*	35,774	*	294,197	*
Foundry Partners, LLC (6)	410,169	*	21,464	*	388,705	*
Black Maple Capital Partners LP (7)	301,576	*	21,464	*	294,197	*
Ardsley Partners Renewable Energy Fund, L.P. (8)	7,155	*	7,155	*	0	0%
David Durkin	193,358	*	7,155	*	186,203	*
Jon D and Linda W Gruber Trust (9)	148,386		8,586	*	139,800	*
NextEra Energy Point Beach, LLC Non-Qualified Decommissioning Trust For Point Beach Nuclear Plant Units (10)	101,794	*	3,527	*	98,267	*
John Ho (11)	498,140	1.07%	85,561	*	412,579	*
NextEra Energy Duane Arnold, LLC Non-Qualified Decommissioning Trust For The Duane Arnold Energy Center Nuclear Power Plant (12)	67,963	*	2,354	*	65,609	*
Michael Forsum (13)	410,240	*	77,004	*	333,236	*
Ardsley Ridgecrest Partners Fund, L.P. (14)	3,577	*	3,577	*	0	0%
KPB Financial Corp. Non-Qualified Decommissioning Trust for Turkey Point and St. Lucie Nuclear Plants (15)	37,420	*	959	*	36,461	*
WCP Tactical Securities Master Fund, L.P. (16)	22,000	*	315	*	21,685	*
James Ray Erwin (17)	35,000	*	20,000	*	15,000	*
Karen J. Wendel (18)	20,000	*	20,000	*	0	0%
Gregory P. Wilson Revocable Living Trust, May 17, 2019 (19)	20,000	*	20,000	*	0	0%
Columbus Capital Partners, L.P. (20)	5,724	*	5,724	*	0	0%
Bruce Frank (21)	22,162	*	5,491	*	16,671	*
Thomas Hartfield (22)	21,912	*	5,491	*	16,421	*
Robert Miller (23)	19,662	*	5,491	*	14,171	*

*	Less than 1%.

(1)	Based upon 46,485,156 shares of Common Stock outstanding as of March 28, 2022.

(2)	Includes 2,200,000 shares of our Common Stock issuable upon exercise of our Private Placement Warrants. Landsea Holdings is the record holder of 32,878,265 shares of our Common Stock. Landsea Holdings is 100% owned indirectly by Landsea Green. Mr. Tian indirectly beneficially owns approximately 58.53% of Landsea Green through his interest in Easycorps, Greenshield, and Landsea International. Easycorps is wholly-owned by Mr. Tian. Greenshield is wholly-owned by Landsea International, which in turn is wholly-owned by Landsea Group. Mr. Tian is the controlling shareholder of Landsea Group. As a result, each of the Landsea Owners and Mr. Tian may be deemed to be a beneficial owner of any shares deemed to be beneficially owned by Landsea Holdings. The Landsea Owners and Mr. Tian disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for the Landsea Owners and Mr. Tian are Landsea Group Co., Ltd, Building 5, Lane 280, Linhong Road, Changning District, 200335.

(3)	Includes 2,799,600 shares of our Common Stock issuable upon exercise of our Private Placement Warrants. Level Field Partners, LLC is the managing member of the Sponsor. Level Field Management, LLC is the managing member of Level Field Partners, LLC. Level Field Management, LLC is managed by its two members, Elias Farhat and Djemi Traboulsi. Messrs. Farhat and Traboulsi disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for these entities and individuals is c/o LF Capital Acquisition Corp., 600 Madison Avenue, Suite 1802, New York, NY 10022.

(4)	Includes 500,400 shares of our Common Stock issuable upon exercise of our Private Placement Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(5)	MMF LT, LLC is managed by Moore Capital Management, LP, its investment manager. Moore Capital Management, LP has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of our Common Stock held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(6)	Foundry Partners, LLC is managed by Foundry Management Partners LLC. Tim Ford and Seamus Murphy have voting and investment control over the shares of our Common Stock held by Foundry Partners, LLC and, accordingly, may be deemed to beneficially own such shares. The business address of Foundry Partners, LLC is 323 Washington Avenue North, Suite 360, Minneapolis, MN 55401.

(7)	Black Maple Capital Partners LP is managed by Black Maple Capital Management LP, its investment manager. Robert Barnard is the Chief Executive Officer and Chief Information officer of Black Maple Capital Management LP and in that capacity, has voting and investment control of the shares of our Common Stock held by Black Maple Capital Partners LP. Mr. Barnard may therefore be deemed to have beneficial ownership of the shares of our Common Stock held by Black Maple Capital Partners LP. The business address of Black Maple Capital Partners LP is 250 E Wisconsin Avenue, Suite 860, Milwaukee WI 53202.

(8)	Ardsley Partners Renewable Energy Fund, L.P. is managed by Ardsley Advisory Partners. Spencer Hempleman and Philip J. Hempleman have voting and investment control of the shares of our Common Stock held by Ardsley Partners Renewable Energy Fund, L.P. and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Ardsley Partners Renewable Energy Fund, L.P. is 262 Harbor Drive, 4th Floor, Stamford, CT 06902.

(9)	Jon D. Gruber is the trustee of the Jon D and Linda W Gruber Trust. Mr. Gruber may therefore be deemed to be a beneficial owner of the shares of our Common Stock held by the Jon D and Linda W Gruber Trust.

(10)	NextEra Energy Point Beach, LLC Non-Qualified Decommissioning Trust For Point Beach Nuclear Plant Units (“NextEra Point Beach”) is managed by Westport Capital Partners LLC, its investment manager. Westport Capital Partners LLC is owned by WCP Holding Company, LLC, which is owned by Westport Capital Partners, LP. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the limited partners are The S.F. Armstrong Living Trust, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife and Steve Russell (collectively, the “WCP Limited Partners”). Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by NextEra Point Beach and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for NextEra Point Beach s c/o Westport Capital Partner LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.

(11)	Mr. Ho is the Chief Executive Officer of the Company and a member of our Board of Directors.

(12)	NextEra Energy Duane Arnold, LLC Non-Qualified Decommissioning Trust For The Duane Arnold Energy Center Nuclear Power Plant (“NextEra Duane”) is managed by Westport Capital Partners LLC, its investment manager. Westport Capital Partners LLC is owned by WCP Holding Company, LLC, which is owned by Westport Capital Partners, LP. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the limited partners are the WCP Limited Partners. Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by NextEra Duane and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for NextEra Duane is c/o Westport Capital Partner LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.

(13)	Mr. Forsum is the President and Chief Operating Officer of the Company.

(14)	Ardsley Ridgecrest Partners Fund, L.P. is managed by Ardsley Advisory Partners. Spencer Hempleman and Philip J. Hempleman have voting control and Sanford Prater has investment control of the shares of our Common Stock held by Ardsley Ridgecrest Partners Fund, L.P. and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Ardsley Ridgecrest Partners Fund, L.P. is 262 Harbor Drive, 4th Floor, Stamford, CT 06902

(15)	KPB Financial Corp. Non-Qualified Decommissioning Trust for Turkey Point and St. Lucie Nuclear Plants (“KPB Financial”) is managed by Westport Capital Partners LLC, its investment manager. Westport Capital Partners LLC is owned by WCP Holding Company, LLC, which is owned by Westport Capital Partners, LP. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the Limited Partners. Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by KPB Financial and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for KPB Financial is c/o Westport Capital Partner LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.

(16)	WCP Tactical Securities Master Fund, L.P. (“WCP Tactical”) is managed by WCP Investment Manager II, LLC, its investment manager. WCP GP, LLC and Westport Capital Partners, LP are the sole members of WCP Investment Manager II, LLC. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the limited partners are the WCP Limited Partners. WCP GP, LLC is owned by the WCP Limited Partners. Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by WCP Tactical and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for WCP Tactical is c/o Westport Capital Partner LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.

(17)	Mr. Erwin was a former director of the Company.

(18)	Ms. Wendel was a former director of the Company.

(19)	Gregory P. Wilson, the trustee of the Gregory P. Wilson Revocable Living Trust, May 17, 2019, has voting and investment control of the shares of Common Stock held by Gregory P. Wilson Revocable Living Trust, May 17, 2019 and, accordingly, may be deemed to beneficially own such shares. Mr. Wilson was a former director of the Company.

(20)	Columbus Capital Partners, L.P. is managed by Columbus Capital Management, LLC. Matthew D. Ockner has voting and investment control over the shares of our Common Stock held by Columbus Capital Partners, L.P., and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Columbus Capital Partners, L.P. is 102 Via Los Altos, Tiburon, CA 94920.

(21)	Mr. Frank is a member of our Board of Directors.

(22)	Mr. Hartfield is a member of our Board of Directors.

(23)	Mr. Miller is a member of our Board of Directors.

Private Placement Warrants

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Warrants	%(1)	Warrants	%(1)	Warrants	%
Level Field Capital, LLC (2)	2,799,600	50.90%	2,799,600	50.90%	0	0
Landsea Holdings Corporation (3)	2,200,000	40.00%	2,200,000	40.00%	0	0
BlackRock, Inc. (4)	500,400	9.10%	500,400	9.10%	0	0

(1)	Based upon 5,500,000 Private Placement Warrants outstanding as of March 28, 2022.

(2)	Level Field Partners, LLC is the managing member of the Sponsor. Level Field Management, LLC is the managing member of Level Field Partners, LLC. Level Field Management, LLC is managed by its two members, Elias Farhat and Djemi Traboulsi. Messrs. Farhat and Traboulsi disclaim beneficial ownership of the Private Placement Warrants other than to the extent of any pecuniary interest they may have therein. The business address for these entities and individuals is c/o LF Capital Acquisition Corp., 600 Madison Avenue, Suite 1802, New York, NY 10022.

(3)	Landsea Holdings is 100% owned indirectly by Landsea Green. Mr. Tian indirectly beneficially owns approximately 58.53% of Landsea Green through his interest in Easycorps, Greensheid, and Landsea International. Easycorps is wholly-owned by Mr. Tian. Greensheid is wholly-owned by Landsea International, which in turn is wholly-owned by Landsea Group. Mr. Tian is the controlling shareholder of Landsea Group. As a result, each of the Landsea Owners and Mr. Tian may be deemed to be a beneficial owner of any Private Placement Warrants deemed to be beneficially owned by Landsea Holdings. The Landsea Owners and Mr. Tian disclaim beneficial ownership of these Private Placement Warrants other than to the extent of any pecuniary interest they may have therein. The business address for the Landsea Owners and Mr. Tian are Landsea Group Co., Ltd, Building 5, Lane 280, Linhong Road, Changning District, Shanghai, China 200335.

(4)	The registered holders of the referenced Private Placement Warrants to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the Private Placement Warrants held by the funds and accounts which are the registered holders of the referenced Private Placement Warrants. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all Private Placement Warrants held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections titled “Directors, Executive Officers, and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” “Certain Relationships and Related Party Transactions, and Director Independence” and “Executive Compensation” included in our Annual Report incorporated by reference herein.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 7,052,500 shares of our Common Stock that may be issued upon exercise of warrants to purchase Common Stock, including the public warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 41,206,192 shares of Common Stock (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and (ii) up to 5,500,000 Private Placement Warrants.

The Selling Holders may offer and sell, from time to time, their respective shares of Common Stock and warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

●	on the Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

●	in privately negotiated transactions;

●	in underwritten transactions;

●	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

●	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

●	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	by pledge to secured debts and other obligations;

●	through delayed delivery arrangements;

●	to or through underwriters or agents;

●	“at the market” or through market makers or into an existing market for the securities;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of securities on the basis of parameters described in such trading plans; or

●	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the Nasdaq or any other exchange or market.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, or other federal or state law.

We have agreed with certain Selling Holders pursuant to the Demand Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as the securities covered by this prospectus have been sold in accordance with such registration statement.

We have agreed with certain Selling Holders pursuant to the Merger Agreement to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to remain effective until the earlier of (i) the date when the securities covered by such registration statement has been sold or (ii) the date when the securities covered by such registration statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

We have agreed with certain Selling Holders pursuant to the Warrant Agreement to use best efforts to maintain the effectiveness of the registration statement of which this prospectus constitutes a part until the expiration of the Private Placement Warrants.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Irvine, California has passed upon the validity of the Common Stock and warrants covered by this prospectus. Certain legal matters in connection with the securities offered hereby may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Hanover Family Builders, LLC for the years ended December 31, 2021 and December 31, 2020, incorporated in this prospectus by reference to Amendment No. 1 to the Current Report on Form 8-K/A of the Company dated March 29, 2022, have been so incorporated in reliance on the report of BKHM, PA, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vintage Estate Homes, LLC for the year ended December 31, 2020, incorporated in this prospectus by reference to Amendment No. 1 to the Current Report on Form 8-K/A of the Company dated July 14, 2021, have been so incorporated in reliance on the report of Prince CPA Group, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

42,758,692 Shares of Common Stock

5,500,000 Warrants to Purchase Common Stock

PROSPECTUS

April 7, 2022

You should rely only on the information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date thereof. We are not making an offer of these securities in any state where the offer is not permitted.

4,207,574 Shares

Common Stock

Landsea Homes Corporation

B. Riley Securities

BTIG

Wedbush Securities

August 21, 2023